Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2023

Midlothian, Virginia, October 26, 2023. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the third quarter of 2023. Net loss for the third quarter of 2023 was ($2,553,000), or ($1.72) per fully diluted share, compared to net income for the third quarter of 2022 of $2,153,000, or $1.46 per fully diluted share. For the nine months ended September 30, 2023, net income was $226,000, or $0.15 per fully diluted share, compared to net income for the nine months ended September 30, 2022, of $6,143,000, or $4.16 per fully diluted share.

During the quarter, the Company executed a securities repositioning and balance sheet deleveraging strategy by selling available for sale securities with a total book value of $55,195,000 and a weighted average yield of 1.48% at a pre-tax loss of $4,986,000. The net proceeds from the sale were used to reduce Federal Home Loan Bank (“FHLB”) borrowings by $15.0 million costing 5.57% and the remaining funds were reinvested back into the securities portfolio with a weighted average yield of 5.48%, with a duration of 3.4 years, and a weighted average life of 5.0 years. The transaction was structured to improve the forward run rate on earnings, add interest rate risk protection to a higher for longer and potential down rate environments, while improving tangible common equity and maintaining our strong liquidity position. The Company projects the transaction to be 19.5% accretive to earnings per share, 39 basis points accretive to net interest margin, 24 basis points accretive to return on assets, 217 basis points accretive to return on tangible common equity and 20 basis points accretive to tangible common equity to assets ratio, with a projected short earnback period of just over two and one half years.

Jay Hendricks, President and CEO, commented, “Our strong capital position put us in a position to prune and reposition our investment portfolio and to pay down FHLB borrowed funds. While these actions had a negative effect on the quarter, the go-forward impact on our margin and earnings is meaningful. The commercial bank continues to perform well with our core loans growing 1.81% and deposit levels generally holding steady during the quarter. While we anticipate continued pressure on our funding base, increasing earning asset yield, reduced borrowing cost, and disciplined management of our deposit mix and cost will help mitigate the headwinds to our net interest margin. We continue to take actions to improve our mortgage business segment’s performance. Our focus remains on core relationship growth, disciplined management of our funding mix and costs, navigating the weak mortgage environment and remaining vigilant on credit quality.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Pre-tax earnings (loss) by segment
Commercial banking	$(3,019)	$1,816	$2,267	$3,070	$2,688
Mortgage banking	(288)	(303)	(402)	(388)	(27)
Income before income tax expense (benefit)	(3,307)	1,513	1,865	2,682	2,661
Commercial banking income tax expense (benefit)	(693)	338	409	602	514
Mortgage banking income tax benefit	(61)	(64)	(84)	(82)	(6)
Net income (loss)	$(2,553)	$1,239	$1,540	$2,162	$2,153

Three months ended September 30, 2023 vs. three months ended September 30, 2022.

The Commercial Banking Segment posted a net loss of $2,326,000 for Q3 2023 compared to net income of $2,174,000 for Q3 2022.

The following are variances of note for the three months ended September 30, 2023 compared to the three months ended September 30, 2022:

●	Net interest margin (“NIM”) compressed by 24 basis points to 3.46% for Q3 2023 compared to 3.70% for Q3 2022. The compression was driven by the following:
o	The yield on our earning assets increased by 85 basis points, 4.79% as of Q3 2023 compared to 3.94% as of Q3 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets are re-deployed in higher earning assets and as a result of the impact of the balance sheet repositioning completed during the quarter.
o	The cost of interest-bearing liabilities increased by 175 basis points to 2.16% for Q3 2023 compared to 0.41% for Q3 2022. The increase in our cost of interest bearing liabilities continues to be driven by an increase in the rate paid on variable rate debt and market pressures on deposit rates. The rate paid on money market deposit accounts increased 200 basis points to 2.22% for Q3 2023 compared to 0.22% for Q3 2022. We believe the $15.0 million decrease in FHLB borrowings during Q3 2023 will begin to have a significant impact on interest expense during Q4 2023 as those were paid off near the end of the period. We expect there will be continued pressure on our funding base and cost will remain elevated through 2024.
o	While the rate paid on interest bearing liabilities increased by 175 basis points for Q3 2023 as compared to Q3 2022, overall cost of funds increased by 113 basis points, 1.37% for Q3 2023 vs. 0.24% for Q3 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remains near 40% of our deposit base.
●	On January 1, 2023, the Commercial Banking Segment adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $150,000 in the allowance for credit losses (“ACL”) on January 1, 2023. The Commercial Banking Segment did not record a provision for credit losses for Q3 2023 compared to a provision expense of $100,000 for Q3 2022. The lack of a provision for credit losses was driven by stable macroeconomic conditions, credit quality remaining strong, and the impact of $150,000 in net-recoveries for the period. While current economic challenges due to higher inflation and the speed at which interest rates have been rising remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.
●	The Commercial Banking Segment posted noninterest loss of $4,116,000 for Q3 2023 compared to income of $822,000 for Q3 2022. The reduction was primarily the result of the $4,986,000 of losses incurred on the sale of available for sale securities during the quarter which was the result of the balance sheet reposition strategy noted earlier.
●	The Commercial Banking Segment posted noninterest expense of $4,890,000 for Q3 2023 compared to $4,499,000 for Q3 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, costs associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $227,000 for Q3 2023 compared to a net loss of $21,000 for Q3 2022. Mortgage originations were $26,636,000 for Q3 2023, down 37.6% from $42,665,000 for Q3 2022. The drop in mortgage originations during Q3 2023 continues to be the result of the sharp rise in mortgage rates and the historically low inventory of homes for sale.

Nine months ended September 30, 2023 vs. nine months ended September 30, 2022.

The Commercial Banking Segment posted net income of $1,011,000 for the nine months ended September 30, 2023 compared to $6,310,000 for the nine months ended September 30, 2022.

The following are variances of note for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022:

●	NIM expanded by five basis points to 3.59% for the nine months ended September 30, 2023 compared to 3.54% for the nine months ended September 30, 2022. The expansion was driven by the following:
o	The yield on our earning assets increased by 88 basis points, 4.66% for the nine months ended September 30, 2023 compared to 3.78% for the nine months ended September 30, 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets are re-deployed in higher earning assets and as a result of the impact of the balance sheet repositioning completed during the period.
o	Total Paycheck Protection Program (“PPP”) income recorded by the Commercial Banking Segment was $8,400 for the nine months ended September 30, 2023 compared to $1,054,000 for the nine months ended September 30, 2022.
o	The cost of interest bearing liabilities increased by 135 basis points to 1.76% for the nine months ended September 30, 2023 compared to 0.41% for the nine months ended September 30, 2022. The increase in our cost of interest bearing liabilities was driven by an increase in the rate paid on variable rate debt and continued market pressures on deposit rates. Average borrowings increased by approximately $37.8 million, from the nine months ended September 30, 2022, with a weighted average cost of 4.72% during the nine months ended September 30, 2023. The rate paid on money market deposit accounts increased 148 basis points to 1.70% for the nine months ended September 30, 2023 compared to 0.22% for the nine months ended September 30, 2022. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to be lower going into 2024. The $15 million reduction in FHLB borrowings during the period should begin to have significant positive impact on interest expense moving forward.
o	While the rate paid on interest bearing liabilities increased by 135 basis points for the nine months ended September 30, 2023, overall cost of funds increased by 87 basis points, 1.11% for the nine months ended September 30, 2023 vs. 0.24% for the nine months ended September 30, 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remained near 40% of our deposit base.
●	The Commercial Banking Segment did not record a provision for credit losses for the nine months ended September 30, 2023. The lack of a provision for credit losses was driven by stable macroeconomic conditions, credit quality remaining strong, and the impact of $162,000 in net-recoveries for the period. The Commercial Banking Segment recorded a recovery of provision for loan loss expenses of $300,000 for the nine months ended September 30, 2022. The recovery of provision for loan loss expense resulted from reductions in the qualitative factors driven by improving economic factors and improved credit metrics. While current economic challenges due to higher inflation and the speed at which interest rates have been rising remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.

●	The Commercial Banking Segment posted noninterest loss of $2,415,000 for the nine months ended September 30, 2023 compared to income $2,510,000 for the nine months ended September 30, 2022. The reduction was primarily the result of the $4,986,000 losses incurred on the sale of available for sale securities during the period which was the result of the balance sheet reposition strategy noted earlier.

●	The Commercial Banking Segment posted noninterest expense of $14,855,000 for the nine months ended September 30, 2023 compared to $13,510,000 for the nine months ended September 30, 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, cost associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $785,000 for the nine months ended September 30, 2023 compared to a net loss of $167,000 for the nine months ended September 30, 2022. Mortgage originations were $90,429,000 for the nine months ended September 30, 2023, down 34.9% from $138,928,000 for the nine months ended September 30, 2022. The drop in mortgage originations during the nine months ended September 30, 2023, continues to be the result of the sharp rise in mortgage rates and the historically low inventory of homes for sale.

Financial Highlights

Highlights for the three and nine months ended September 30, 2023 and September 30, 2022 are as follows:

	Three Months Ended		Nine Months Ended
Metric	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Consolidated
Return on average equity(1)	(15.82)%	13.90%	0.47%	13.25%
Return on average assets(1)	(1.36)%	1.14%	0.04%	1.09%
Commercial Banking Segment
Return on average equity(1)	(14.42)%	14.03%	2.12%	13.61%
Return on average assets(1)	(1.24)%	1.15%	0.18%	1.12%
Net interest income to average assets	3.19%	3.42%	3.33%	3.29%
Provision for (recovery of) credit losses to average assets	—%	0.05%	—%	(0.05)%
Noninterest income to average assets	(2.19)%	0.44%	(0.44)%	0.45%
Noninterest expense to average assets	2.60%	2.38%	2.70%	2.40%
Mortgage Banking Segment
Return on average equity(1)	(1.41)%	(0.14)%	(1.65)%	(0.36)%
Return on average assets(1)	(0.12)%	(0.01)%	(0.14)%	(0.03)%
Net income before tax to average assets	(0.15)%	(0.01)%	(0.18)%	(0.04)%
(1)	Annualized.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the end of periods indicated (in thousands):

Loans Outstanding
Loan Type	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
C&I + Owner occupied commercial real estate	$204,610	$206,129	$204,605	$209,721	$212,960
PPP Loans	87	229	247	270	710
Nonowner occupied commercial real estate	164,629	167,958	164,463	164,974	167,854
Acquisition, development and construction	56,260	50,938	49,426	45,127	40,546
Total commercial loans	425,586	425,254	418,741	420,092	422,070
Consumer/Residential	117,014	106,532	96,615	93,680	92,525
Student	18,923	20,285	20,195	20,617	22,010
Other	4,578	4,099	4,267	4,038	4,078
Total loans	$566,101	$556,170	$539,818	$538,427	$540,683

Core loans, which are total loans, excluding PPP loans, increased by $10,073,000, or 1.81%, from Q2 2023, and increased by $26,041,000, or 4.82%, from Q3 2022.

●	The commercial loan portfolio, excluding PPP loans, grew by $474,000, or 0.11%, from Q2 2023 and increased by $4,139,000, or 0.98%, from Q3 2022. Growth in the portfolio was impacted by several large payoffs that occurred during the period, which carried below current market rates. These payoffs were supplemented by new originations at more attractive market rates.
●	The consumer/residential loan portfolio grew by $10,482,000, or 9.84%, from Q2 2023 and increased by $24,489,000, or 26.47%, from Q3 2022. The growth was driven primarily by growth in 1-4 family residential first lien loans, which was primarily in adjustable-rate mortgages and home equity loans.

Asset quality

On January 1, 2023, the Commercial Banking Segment adopted the CECL methodology for estimating credit losses, which resulted in an increase of $150,000 in the ACL on January 1, 2023 to $3.52 million. The ACL included an allowance for credit losses on loans of $3.24 million and a reserve for unfunded commitments of $277,000.

As of September 30, 2023, the ACL was $3.68 million and included an allowance for credit losses on loans of $3.35 million and a reserve for unfunded commitments of $329,000.

Asset quality remains strong, but we remain vigilant in monitoring our portfolio segments for impacts associated with higher rates and the slowing economy. The Bank’s period-end asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2023(1)
Allowance for Credit Losses on Loans/Total Loans	0.59%	0.58%	0.61%	0.63%	0.62%	1.13%
Allowance for Credit Losses on Loans/Nonperforming Loans	1120.23%	1139.05%	555.47%	515.16%	342.57%	330.51%
Net Charge-offs (recoveries) to Average Loans(2)	(0.11%)	(0.00%)	(0.00%)	(0.00%)	0.11%	0.06%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.06%	0.06%	0.12%	0.13%	0.20%	0.49%
Nonperforming Assets/Bank Total Assets	0.04%	0.04%	0.08%	0.09%	0.13%	0.24%
(1) Source - S&P Global data for VA Banks <$1 Billion in assets as of June 30, 2023.
(2) Annualized.

The allowance for credit losses on loans to total loans ratio at the Company is 0.59% compared to the peer average of 1.13%, management considers this level of allowance sufficient and appropriate based on the current asset quality and assessment of the Company’s loan portfolio.

Deposits

The following table provides the composition of our deposits at the end of the periods indicated (in thousands):

Deposits Outstanding
Deposit Type	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Noninterest-bearing demand	$243,390	$249,059	$254,039	$255,236	$279,268
Interest checking	81,779	88,330	80,265	90,252	86,894
Money market	210,439	196,603	186,096	179,036	193,643
Savings	42,367	44,378	51,015	55,695	57,498
Time deposits	48,799	50,012	46,601	44,524	50,516
Total deposits	$626,774	$628,382	$618,016	$624,743	$667,819

Total deposits decreased by $1,608,000, or 0.26%, from Q2 2023, and decreased by $41,045,000, or 6.15%, from Q3 2022. Variances of note are as follows:

●	Noninterest bearing demand account balances decreased $5,669,000 from Q2 2023 and decreased $35,878,000 from Q3 2022 and represented 38.83% of total deposits compared to 39.63% as of Q2 2023 and 41.82% as of Q3 2022. The decrease in noninterest bearing demand deposits was driven by a combination of consumers and businesses drawing down balances due to higher costs associated with continued pressure from inflation, as well as some movement into higher yielding accounts.

●	Low-cost relationship deposits (i.e., interest checking, money market, and savings) balances increased $5,274,000, or 1.60%, from Q2 2023 and decreased $3,450,000, or 1.02%, from Q3 2022. The growth in low-cost relationship deposits from Q2 2023 was a result of core relationship growth as well as seasonal growth in customer accounts. The decrease in deposits from Q3 2022 was primarily driven by the same combination of factors as the noninterest bearing demand accounts.

●	Time deposits decreased by $1,213,000, or 2.43%, from Q2 2023 and decreased by $1,717,000, or 3.40%, from Q3 2022. The reduction from Q2 2023, was the result of customer migration into money market demand accounts during the quarter, and the decrease in time deposits from Q3 2022, was primarily driven by our prior strategy to reduce reliance on higher cost non-relationship time deposits and the migration of customers from time deposits to money market demand accounts during that period.

Capital

Shareholders’ equity at September 30, 2023 was $63,685,000 compared to $58,372,000 at September 30, 2022, which resulted in a tangible common equity ratio of 8.75% and 7.86%, as of September 30, 2023 and September 30, 2022, respectively. The $5,313,000 increase in shareholders’ equity during the twelve months ended September 30, 2023, was primarily due to the recognition of net income of $2,388,000, from September 30, 2022 to September 30, 2023, and the $3,508,000 decrease in accumulated other comprehensive loss. The decrease in accumulated other comprehensive loss was primarily the result of the balance sheet repositioning strategy which resulted in a realized pre-tax loss of approximately $4,986,000.

The Bank continues to maintain a strong, well-capitalized position. The following table presents the regulatory capital ratios for the Bank at the end of the periods indicated:

Bank Regulatory Capital Ratios
Ratios	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Common equity tier 1	13.58%	14.36%	14.52%	14.22%	13.90%
Tier 1	13.58%	14.36%	14.52%	14.22%	13.90%
Total capital	14.19%	14.96%	15.14%	14.81%	14.48%
Tier 1 leverage	10.74%	11.18%	11.27%	10.95%	10.53%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	changes in assumptions underlying the establishment of allowances for credit losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the ability to maintain adequate liquidity by retaining deposit customers and secondary funding sources, especially if the Company’s or banking industry’s reputation becomes damaged;
●	the effects of future economic, business and market conditions;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions with which we do business;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;

●	governmental monetary and fiscal policies;
●	geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events;
●	the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on our customers;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)	*	(Unaudited)
Balance Sheet Data
Total assets	$727,504	$754,655	$734,797	$723,270	$742,703
Investment securities	104,046	132,235	135,953	133,853	134,503
Loans held for sale	5,425	6,887	1,852	2,268	5,076
Loans, net	566,802	556,916	540,465	539,015	541,275
Allowance for credit losses	(3,353)	(3,256)	(3,272)	(3,370)	(3,370)
Deposits	626,774	628,382	618,016	624,743	667,819
Borrowings	34,464	59,464	49,464	34,456	14,448
Shareholders' equity	63,685	64,014	63,881	61,111	58,372
Book value per share	$42.89	$43.08	$42.99	$41.21	$39.55
Total shares outstanding	1,484,837	1,485,813	1,485,813	1,482,790	1,476,017

Asset Quality Ratios
Allowance for credit losses on loans to:
Loans, net of deferred fees and costs	0.59%	0.58%	0.61%	0.63%	0.62%
Nonperforming loans	1120.23%	1139.05%	555.47%	515.16%	342.57%
Net charge-offs (recoveries) to average loans(1)	(0.11%)	(0.00%)	(0.00%)	0.00%	0.11%
Nonperforming assets to total assets	0.04%	0.04%	0.08%	0.09%	0.13%

Bank Capital Ratios
Common equity tier 1	13.58%	14.36%	14.52%	14.22%	13.90%
Tier 1	13.58%	14.36%	14.52%	14.22%	13.90%
Total capital	14.19%	14.96%	15.14%	14.81%	14.48%
Tier 1 leverage	10.74%	11.18%	11.27%	10.95%	10.53%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$8,462	$8,099	$7,583	$7,533	$6,955
Interest expense	2,348	1,975	1,218	544	420
Net interest income before
provision for credit losses	6,114	6,124	6,365	6,989	6,535
Provision for credit losses	—	—	—	—	100
Noninterest income (loss)	(3,669)	1,221	1,256	1,286	1,750
Noninterest expense	5,752	5,832	5,756	5,593	5,524
Income (loss) before income tax expense (benefit)	(3,307)	1,513	1,865	2,682	2,661
Income tax expense (benefit)	(754)	274	325	520	508
Net income (loss)	$(2,553)	$1,239	$1,540	$2,162	$2,153
Earnings (loss) per share
Basic	$(1.72)	$0.83	$1.04	$1.46	$1.46
Diluted	$(1.72)	$0.83	$1.04	$1.46	$1.46

Performance Ratios
Return on average assets(1)	(1.36)%	0.67%	0.86%	1.17%	1.14%
Return on average equity(1)	(15.82)%	7.70%	9.97%	14.45%	13.90%
Net interest margin(1)	3.46%	3.53%	3.79%	4.03%	3.70%

* Derived from audited consolidated financial statements.
(1) Annualized.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,	September 30,
	2023	2022
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$24,144	$19,954
Interest expense	5,541	1,238
Net interest income before
provision for (recovery of) loan losses	18,603	18,716
Provision for (recovery of) loan losses	—	(300)
Noninterest income (loss)	(1,191)	5,317
Noninterest expense	17,341	16,720
Income before income tax expense (benefit)	71	7,613
Income tax expense (benefit)	(155)	1,470
Net income	$226	$6,143
Earnings per share
Basic	$0.15	$4.16
Diluted	$0.15	$4.16

Performance Ratios
Return on average assets	0.04%	1.09%
Return on average equity	0.47%	13.25%
Net interest margin	3.59%	3.54%